CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MIDWEST VENTURE GROUP, INC.

Midwest Venture Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:                       That the Board of Directors of said corporation, by unanimous written consent, adopted the following resolutions:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of the Corporation is Automated Vending Technologies, Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is twenty-one million five hundred thousand (21,500,000) shares, of which twenty million (20,000,000)shares will be common stock with a par value of one mil ($.001) per share and one million five hundred thousand (1,500,000) shares shall be preferred stock with a par value of two dollars ($2.00) per share.

The preferred stock may be issued in one or more series.  The Board of Directors is expressly authorized to issue from time to time one or more series of preferred stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, if any of the shares of such series and the designations, preferences, and relative participating, optional or other special rights, of such series and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not limited to, the determination or fixing of the following:

(a) The number of shares constituting and he designation of the series.

(b) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation of such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capitol stock, whether such dividends shall be cumulative or non-cumulative and, if cumulative from what date.

(c)  Whether the shares of the series shall be subject to redemption for cash, property or rights, including securities of any corporation, by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and if made subject to any such redemption.

(d)  The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(e)  Whether the shares of the series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

(f)  The restrictions, if any, on the issue or reissue of any additional preferred stock.

(g) The rights of the holders of the shares of the series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(h)  The voting rights, if any, of the shares of the series.

(i) Any other preferences, and relative, participating, optional or other special rights, of the series, and the qualifications, limitations or restrictions thereof.

RESOLVED, that the outstanding shares of common stock of the Company be reverse slit at the rate of one share for each eleven (1:11) shares outstanding held by shareholders at the effective time of the reverse split.

SECOND:                                That said amendments have been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                      That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its president this 14th day of September 2005.

______________________________________
Kip Eardley, President